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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                April 5, 2002

FOR FURTHER INFORMATION:              Sandy Fruhman (Media) - (713) 207-3123
                                      Dennis Barber (Investors) - (713) 207-3042


               RELIANT RESOURCES COOPERATING WITH INFORMAL INQUIRY


         HOUSTON, TX. - Reliant Resources, Inc. (NYSE: RRI) has been advised that the Securities and Exchange Commission is conducting an informal inquiry of the facts and circumstances surrounding the company's recent restatement of earnings for the second and third quarters of 2001. Reliant Resources is a majority-owned subsidiary of Reliant Energy, Incorporated (NYSE: REI).

         Before releasing its fiscal year 2001 earnings, Reliant Resources received concurrence from the SEC staff on the accounting treatment of the restatement, which increased its earnings for the two quarters by a total of $134 million. The restatement resulted from Reliant Resources' determination that certain derivative transactions previously accounted for as cash flow hedges in its conventional accrual accounts should have been marked to market. The restatement changed the timing of earnings recognition for the transactions.

         Reliant Resources will cooperate fully in the informal inquiry. At this time, Reliant Energy cannot predict what effect this informal inquiry may have on its pending application to restructure under the Public Utility Holding Company Act. Reliant Energy remains committed to completing the restructuring and distributing its shares of Reliant Resources to Reliant Energy shareholders at the earliest possible date.


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